Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

John B. Roche

Chief Financial Officer

(212) 297-1000

or

Laura Godfrey Guttman

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Amends $216 Million Secured Credit Facility and $200 Million Master Repurchase Facility

New York, NY — April 8, 2009 - Gramercy Capital Corp. (NYSE: GKK) today announced that it has amended its secured credit facility with Wachovia Bank, National Association (“Wachovia”).  Under the amendment:

•                  The financial covenants in the credit agreement have been eliminated.

•                  Mark-to-market and related margin call provisions have been eliminated.

•                  The cross-default provisions relating to the Company’s other indebtedness have been eliminated.

•                  The recourse liability to the Company has been eliminated other than in connection with certain non-recourse carveouts which are capped at $10 million.

•                  Consent to the Company’s internalization of GKK’s external manager (“GKKM”) has been granted by Wachovia subject to certain agreed-upon parameters.

•                  The Company has agreed to cause any cash distributions in respect of two of its fee ownership joint ventures in Manhattan to be paid into a cash collateral account at Wachovia as security for a letter of credit issued by Wachovia to support certain obligations of one of the Company’s CDOs.  Funding of the cash collateral accounts will be reduced or eliminated upon reduction or elimination of the letter of credit obligations.

•                  The Company collateralized with $13.0 million in cash three letters of credit issued by Wachovia to support the mortgage interest payment obligations of certain Company affiliates.

•                  The pricing terms remain unchanged under the facility, and the maturity date was re-set to March 2011 with no further extension rights.

Additionally, the Company amended its master repurchase facility today with an affiliate of Goldman, Sachs & Co. (“Goldman”). Under the amendment:

•                  The financial covenants in the master repurchase agreement (“MRA”) and the related guaranty have been eliminated.

•                  The cross-default provisions relating to the Company’s other indebtedness have been eliminated.

•                  The recourse liability to the Company has been eliminated other than in connection with certain non-recourse carveouts.

•                  Consent to the Company’s internalization of GKKM has been granted by Goldman.

•                  The Company has agreed to pay $4.0 million in cash to Goldman to reduce the repurchase price of one of the three loan assets under the MRA, thereby reducing the aggregate outstanding repurchase price to $14.7 million.

•                  Sale proceeds in respect of the loan assets under the MRA will reduce the aggregate repurchase price of all such assets until such repurchase price is zero, with the remainder, if any, to be distributed to the Company.

Roger Cozzi, Chief Executive Officer of the Company, stated, “I am extremely pleased with these accomplishments, along with satisfying the KeyBank unsecured credit facility and settling the JP Morgan master repurchase facility, which we announced last week.  These are significant steps which enable the Company to better navigate one of the most turbulent environments we have seen.  In addition to effectively eliminating our recourse liability, the Company has eliminated all financial covenants under these facilities, which will afford the Company more flexibility in addressing its loan portfolio at Gramercy Finance and managing its property portfolio at Gramercy Realty.”

Clifford Chance US LLP acted as the Company’s restructuring counsel for these transactions.  Barclays Capital acted as the Company’s financial advisor in connection with these transactions.  Previously, Goldman, Sachs & Co. also acted as a financial advisor to the Company in connection with the Wachovia transaction.

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose Gramercy Realty division targets commercial properties net leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a wholly-owned subsidiary of SL Green Realty Corp. (NYSE: SLG - News). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, compliance with financial covenants, maintenance of liquidity needs, management changes, and other factors including those listed in our Annual Report on Form 10-K and on our Quarterly Reports on Form 10-Q, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.